Exhibit 99.B

News For Immediate Release
El Paso Corporation Announces 2009 Capital Plan
HOUSTON, TEXAS, November 5, 2008—El Paso Corporation (NYSE: EP) today announced a capital plan for 2009 that is designed to provide the company with adequate liquidity to meet its debt maturities and other on-going obligations while enabling El Paso to fulfill its pipeline growth program and preserve its inventory of exploration and production opportunities.
“El Paso is well-positioned to meet the current credit market challenges while continuing to execute on the core elements of our business plan,” said Doug Foshee, president and chief executive officer of El Paso Corporation. “We have strong cash flow from our Pipeline Group that is essentially unaffected by changes in natural gas prices. At our Exploration and Production business, we have excellent 2009 hedge positions with a $9 per MMBtu floor price on approximately 70 percent of our expected 2009 domestic natural gas production and approximately 60 percent of expected 2009 domestic oil production hedged at $110 per barrel. In addition, we have substantial flexibility in our E&P program, which allows us to reduce near-term capital spending and retain sufficient liquidity while not impacting long-term growth potential.”
As of September 30, 2008, El Paso’s liquidity was $1.9 billion, which was composed of $1.2 billion of cash and approximately $0.7 billion available from committed bank facilities.
Capital plan highlights include:
-	2008 capital expenditures will be reduced to $3.5 billion from $3.8 billion.

-	2009 capital expenditures will be reduced to approximately $3 billion.
o	The Pipeline Group has $1.7 billion of planned capital for 2009.

o	E&P spending is expected to be $1.3 billion. The 2009 program will focus on repeatable, low-risk, short cycle projects.
-	E&P production in 2009 is estimated to be approximately flat with 2008 volumes.

-	Based on our current and projected liquidity following our May 2009 maturities, our plan does not contemplate having to access the capital markets until the second half of 2009. However, we will be opportunistic in accessing the capital markets prior to that time.

-	The plan also includes the sale of $150 million of several non-core assets by mid-2009 that are subject to either preliminary or binding sales agreements, as well as obtaining potential partners on one or more pipeline expansion projects

-	The company has numerous additional alternatives to address potential liquidity challenges if access to the capital markets remain restricted, any of the asset sales or partnering opportunities outlined above are delayed or not completed or there is a further decline in commodity prices, including:
o	Additional cuts in discretionary capital spending

o	Secured financings

o	Additional non-core asset sales

o	Partnering in growth projects
El Paso will discuss its spending plans during its November 6, 2008 third quarter earnings conference call.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to meet our 2009 debt maturities and the goals of our 2009 capital program; volatility in, and access to, the capital markets; our ability to meet production volume targets in our Exploration and Production segment; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to close asset sales, as well as transactions with partners on one or more of our expansion projects that are included in the plan on a timely basis; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil, natural gas, and power; our ability to obtain targeted cost savings in our businesses; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Certain of the production information in this press release include the production attributable to El Paso’s 49 percent interest in Four Star Oil & Gas Company (“Four Star”). El Paso’s Supplemental Oil and Gas disclosures, which are included in its Annual Report on Form 10-K, reflect its proportionate share of the proved reserves of Four Star separate from its consolidated proved reserves. In addition, the proved reserves attributable to its proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906